WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.



PROSPECTUS
                                                                    July 1, 2001
T. ROWE PRICE


Tax-EfficientFunds


 Two stock funds and a balanced fund seeking attractive after-tax total returns. The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

T. Rowe Price Tax-Efficient Funds, Inc.
  T. Rowe Price Tax-Efficient Balanced Fund
  T. Rowe Price Tax-Efficient Growth Fund
  T. Rowe Price Tax-Efficient Multi-Cap Growth Fund
Prospectus

July 1, 2001



1             ABOUT THE FUNDS
              Objective, Strategy, Risks, and Expenses      1
              -----------------------------------------------
              Other Information About the Funds             7
              -----------------------------------------------

              T. ROWE PRICE ACCOUNT INFORMATION
2
              Pricing Shares and Receiving                 10
              Sale Proceeds
              -----------------------------------------------
              Useful Information on Distributions          12
              and Taxes
              -----------------------------------------------
              Transaction Procedures and                   15
              Special Requirements
              -----------------------------------------------

3             MORE ABOUT THE FUNDS
              Organization and Management                  18
              -----------------------------------------------
              Understanding Performance Information        20
              -----------------------------------------------
              Investment Policies and Practices            21
              -----------------------------------------------
              Financial Highlights                         29
              -----------------------------------------------

4             INVESTING WITH T. ROWE PRICE
              Account Requirements                         33
              and Transaction Information
              -----------------------------------------------
              Opening a New Account                        34
              -----------------------------------------------
              Purchasing Additional Shares                 35
              -----------------------------------------------
              Exchanging and Redeeming Shares              36
              -----------------------------------------------
              Rights Reserved by the Funds                 38
              -----------------------------------------------
              Information About Your Services              38
              -----------------------------------------------
              T. Rowe Price Brokerage                      41
              -----------------------------------------------
              Investment Information                       42
              -----------------------------------------------
              Privacy Policy                               43
              -----------------------------------------------




 Founded in 1937 by the late Thomas Rowe Price, Jr., T. Rowe Price Associates, Inc., and its affiliates managed $148.7 billion, including over $7 billion in municipal fixed-income assets, for more than eight million individual and institutional investor accounts as of March 31, 2001.
 Mutual fund shares are not deposits or obligations of, or guaranteed by, any depository institution. Shares are not insured by the FDIC, Federal Reserve, or any other government agency, and are subject to investment risks, including possible loss of the principal amount invested.

 ABOUT THE FUNDS
 OBJECTIVE, STRATEGY, RISKS, AND EXPENSES
 ----------------------------------------------------------

 What is each fund's objective?

   Tax-Efficient Balanced Fund seeks to provide attractive long-term total returns on an after-tax basis with a balanced portfolio of stocks and municipal bonds.

   Tax-Efficient Growth Fund seeks attractive long-term capital appreciation on an after-tax basis.

   Tax-Efficient Multi-Cap Growth Fund seeks to maximize after-tax growth of capital through investments primarily in common stocks.



 What is each fund's principal investment strategy?


   Tax-Efficient Balanced Fund invests a minimum of 50% of total assets in municipal bonds (measured at the end of each quarter) and the balance in large-capitalization stocks. (Capitalization is shares outstanding times share price.) Tax-Efficient Growth Fund invests in large-cap stocks. Stocks in both the Balanced and Growth portfolios are selected mainly from the 1,000 largest U.S. companies as measured by their capitalizations. Tax-Efficient Multi-Cap Growth Fund invests primarily in stocks of mid-cap and, to a lesser extent, small-cap companies but has the flexibility to purchase some larger companies. We define mid-cap companies as those whose market cap falls within the range of companies in the Russell Mid-Cap Growth Index at the time of purchase. The fund expects to invest significant assets in technology companies.

  . Stock selection process - all funds Stock selection for all three funds is based on a combination of fundamental, bottom-up analysis and top-down quantitative strategies in an effort to identify companies with superior long-term appreciation prospects. We generally use a growth approach, looking for companies with one or more of the following characteristics: a demonstrated ability to consistently increase revenues, earnings, and cash flow; capable management; attractive business niches; and a sustainable competitive advantage. Valuation measures, such as a company's price/earnings ratio relative to the market and its own growth rate are also considered. We will typically limit holdings of high-yielding stocks, but the payment of dividends - even above-average dividends - does not disqualify a stock from consideration. Most holdings in the Multi-Cap Growth Fund are expected to have relatively low dividend yields.

  . Bond selection process - Balanced Fund The bond portion of this fund will consist primarily of long-term municipals with maturities generally exceeding 10 years and investment-grade ratings (AAA, AA, A, BBB). A maximum of 10% of the bond component may be invested in noninvestment-grade (junk) bonds to take

T. ROWE PRICE                                 2
   advantage of their relatively high tax-exempt income and potential for price appreciation. Bond selection reflects the manager's outlook for interest rates and the economy as well as the prices and yields of various securities. For example, if we expect rates to fall, managers may buy longer-term securities to secure higher income and appreciation potential. Conversely, shorter-term maturities may be favored if rates are expected to rise.


  . Strategies for tax efficiency - all funds In an effort to achieve each fund's goal of minimizing taxable distributions, we will strive to avoid realizing capital gains by limiting sales of existing holdings. However, gains may be realized when we believe the risk of holding a security outweighs tax considerations. When gains are taken, we will attempt to offset them with losses from other securities.

  . Other investments - all funds  While most assets will be invested in U.S.
   common stocks and, for the Tax-Efficient Balanced Fund, municipal securities, other securities may also be purchased, including foreign stocks, futures, and options, in keeping with fund objectives.


   3 For details about each fund's investment program, please see the Investment
     Policies and Practices section.


 What are the main risks of investing in the funds?

   The Tax-Efficient Multi-Cap Growth Fund represents the highest risk of the three funds because it entails the risks that accompany small- and mid-cap company investing, in addition to the general risks of the stock market. While the Tax-Efficient Growth Fund is also exposed to the risks of stock investing, the fund is principally invested in less volatile, larger companies. The Balanced Fund's mix of stock and bonds should make it less risky than the Growth Fund and Multi-Cap Growth Fund because of its larger income component and the generally lower volatility of bonds, although it is also exposed to risks associated with bonds. In addition, stock and bond prices often move in different directions, which could also reduce the fund's price volatility. However, the fund's balance between stocks and bonds may also mean it will not fully participate in rallies in either individual asset class.

  . Risks of stock investing

   The stock market as a whole can decline for many reasons, including adverse political or economic developments here or abroad, changes in investor psychology, or heavy institutional selling. The prospects for an industry or company may deteriorate because of a variety of factors, including disappointing earnings or changes in the competitive environment. In addition, our assessment of companies held in the funds may prove incorrect, resulting in losses or poor performance even in a rising market.

   Growth stocks can be volatile for several reasons. Since growth companies usually reinvest a high proportion of their earnings in their own businesses, they may lack the dividends often associated with value stocks that could cushion their decline in a falling market. Also, since investors buy growth stocks because of their expected superior earnings growth, earnings disappointments often result in sharp price declines.

   The stocks of mid-cap companies entail greater risk and are usually more volatile than the shares of large companies. Investing in small companies also involves greater risk than is customarily associated with larger companies. Stocks of small companies are subject to more abrupt or erratic price movements than larger-company stocks. Small companies often have limited product lines, markets, or financial resources, and their managements may lack depth and experience. Such companies seldom pay significant dividends that could cushion returns in a falling market.

   Technology stocks are particularly volatile and subject to greater price swings, up and down, than the broad market. It is possible that companies whose products and services first appear promising may not succeed over the long term; they may succumb to intense competition or could quickly become obsolete in a rapidly developing marketplace. Earnings projections for developing companies that are not met, can result in sharp price declines. This is true even in a generally rising stock market environment.


   Foreign stock holdings are subject to the risk that some holdings may lose value because of declining foreign currencies or adverse political or economic events overseas. Investments in futures and options, if any, are subject to additional volatility and potential losses.


   3 Equity investors should have a long-term investment horizon and be willing to wait out bear markets.

  . Risks of bond investing

   Like all bonds, municipal bonds have two main sources of risk: interest rate and credit risk. Interest rate risk is the decline in bond prices that usually accompanies a rise in interest rates. Longer-maturity bonds typically suffer greater declines than those with shorter maturities. Credit risk is the chance that any fund holding could have its credit rating downgraded, or that a bond issuer will default (fail to make timely payments of interest or principal), potentially reducing the fund's income level and share price. To the extent that we invest in junk bonds, credit risk will be higher since their issuers are more vulnerable to financial setbacks and recession than more creditworthy companies.

T. ROWE PRICE                                 4
   Municipal bonds are also subject to the possibility that tax reform may broadly reduce their value, or that individual issuers will be unable to meet their obligations due to problems in that state or locality.

   There is no guarantee the funds' attempts to manage their portfolios in a tax-efficient manner will be successful.

   As with any mutual fund, there can be no guarantee the funds will achieve their objectives.


   3 Each fund's share price may decline, so when you sell your shares, you may lose money. An investment in each fund is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.


 How can I tell which fund is most appropriate for me?


   Consider your investment goals, your time horizon for achieving them, and your tolerance for risk. If you prefer a moderately conservative approach to tax-efficient investing, the Balanced Fund may be more appropriate for you. But if your time horizon is long and you can accept the greater risk of share price declines that accompanies an all-stock portfolio, you may want to consider the Growth Fund or Multi-Cap Growth Fund. The Multi-Cap Growth Fund may be an appropriate part of your overall investment strategy if you can accept the greater risk of investing in mid-cap and technology companies, and to a lesser extent, small-cap growth companies, in an effort to achieve superior capital appreciation. With all of these funds, the higher your tax bracket, the more likely the funds will be appropriate. These funds should not represent your complete investment program or be used for short-term trading purposes.

   Keep in mind that since income provided by the Balanced Fund's holdings of municipal bonds is already exempt from federal income taxes, that fund is less suitable than the Growth Fund and Multi-Cap Growth Fund for tax-free or tax-deferred retirement accounts, such as IRAs.


 How has each fund performed in the past?

   The bar charts showing calendar year returns and the average annual total return table indicate risk by illustrating how much returns can differ from one year to the next and over time. Fund past performance is no guarantee of future returns.

   The funds can also experience short-term performance swings, as shown by the best and worst calendar quarter returns during the years depicted in the charts.

                                             5
   Because the Tax-Efficient Multi-Cap Growth Fund commenced operations in 2000, there is no historical performance information shown here. Performance history will be presented after the fund has been in operation for one calendar year.



 LOGO                    LOGO


 The fund's returns are
 not adjusted to         The fund's return
 reflect the 1.00%       is not adjusted to reflect the 1.00%
 redemption fee for      redemption fee for shares held less than two years.
 shares held less than   If the return were adjusted to reflect the fee, it would be one year.
                         less.
 The fund's return for   The fund's return for the 3 months ended
 the 3 months ended      3/31/01 was -16.07%.
 3/31/01 was -7.33%.





                     Calendar Year Total Returns
   Fund          "98"            "99"            "00"
 ----------------------------------------------------------------
  Balanced      19.87           10.72            5.76
  Growth           --              --           -0.80
 ----------------------------------------------------------------



 Balanced Fund     Quarter ended Total return

 Best quarter     12/31/9812.56%

 Worst quarter    9/30/98 -3.30%



 Growth Fund       Quarter ended Total return

 Best quarter     12/31/9917.36%

 Worst quarter    12/31/00-7.59%

T. ROWE PRICE                                 6


 Table 1  Average Annual Total Returns
                                         Periods ended December 31, 2000
                                     1 year   Since inception   Inception date
 -----------------------------------
  Tax-Efficient Balanced Fund*        5.76%       12.87%           6/30/97
  Combined Index Portfolio (52%
  Lehman Brothers Municipal Bond
  Index and 48% S&P 500)              1.46        10.09
  Lipper Balanced Funds Average       1.50         9.12

  Tax-Efficient Growth Fund**        -1.79%       10.88%           7/30/99
  Lipper Large-Cap Core Funds
  Average                            -8.96         2.85
  S&P 500 Stock Index                -9.11         0.74
 ------------------------------------------------------------------------------




 These figures include changes in principal value, reinvested dividends, and capital gain distributions, if any.

 Lehman indices do not reflect the deduction of any fees or expenses.


 * Return has not been adjusted to reflect a 1.00% redemption fee for shares held less than one year.

 ** Return has been adjusted to reflect a 1.00% redemption fee for shares held less than two years.


 What fees or expenses will I pay?

   The funds are 100% no load. However, the funds charge a redemption fee of 1.00%, payable to the funds, for shares held less than one year for the Tax-Efficient Balanced Fund, and less than two years for the Tax-Efficient Growth and Tax-Efficient Multi-Cap Growth Funds. The fee applies to exchanges as well. There are no other fees or charges to buy or sell fund shares, reinvest dividends, or exchange into other T. Rowe Price funds. There are no 12b-1 fees.



 Table 2  Fees and Expenses of the Funds*
                                Shareholder fees (fees
                                         paid directly from your               Annual fund operating expenses
                                               investment)             (expenses that are deducted from fund assets)
                                                                                           Total     Fee waiver/
                                                                                        annual fund    expense
                                               Redemption         Management   Other     operating   reimburse-     Net
                  Fund                           fee/a/              fee      expenses   expenses       ment      expenses
  Tax-Efficient Balanced                          1.00%             0.52%      0.44%      0.96%/b/      0.04%      1.00%/b/
                                         -----------------------------------------------------------------------------------
  Tax-Efficient Growth                            1.00              0.62       0.39       1.01/b/       0.03       1.04/b/
                                         -----------------------------------------------------------------------------------
  Tax-Efficient Multi-Cap Growth                  1.00              0.67       1.11/c/    1.78/d/       0.53       1.25/d/
 --------------------------------------------------------------------------------------------------------------------------------




 * Redemption proceeds of less than $5,000 sent by wire are subject to a $5 fee paid to the fund. Accounts with less than a $2,000 balance (with certain exceptions) are subject to a $10 fee. See Transaction Procedures and Special Requirements - Small Account Fees.

 /a/On shares purchased and held for less than the designated periods (details under Contingent Redemption Fees in Pricing Shares and Receiving Sale Proceeds).

 /b/
   To limit the funds' expenses, T. Rowe Price contractually obligated itself to waive any fees and bear any expenses through February 28, 2001, to the extent such fees or expenses would cause the funds' ratios of expenses to average net assets to exceed 1.00% (Tax-Efficient Balanced) or 1.10% (Tax-Efficient Growth). Fees

                                             7
   waived or expenses paid or assumed under this agreement are subject to reimbursement to T. Rowe Price whenever the funds' expense ratios are below the applicable limits; however, no reimbursement will be made after February 28, 2003, or if it would result in the expense ratios exceeding the applicable limits. Any amounts reimbursed have the effect of increasing fees otherwise paid to the funds. The Tax-Efficient Balanced Fund operated under a previous expense limitation for which T. Rowe Price may be reimbursed.

 /c/       Other expenses are estimated.


 /d/To limit the Tax-Efficient Multi-Cap Growth Fund's expenses during its initial period of operations, T. Rowe Price has contractually obligated itself to waive fees and bear any expenses through February 28, 2002, that would cause the ratio of expenses to average net assets to exceed 1.25%. Fees waived or expenses paid or assumed under this agreement are subject to reimbursement to T. Rowe Price by the fund whenever the fund's expense ratio is below 1.25%; however, no reimbursement will be made after February 29, 2004, or if it would result in the expense ratio exceeding 1.25%.


   Example. The following table gives you a rough idea of how expense ratios may translate into dollars and helps you to compare the cost of investing in these funds with that of other mutual funds. Although your actual costs may be higher or lower, the table shows how much you would pay if operating expenses remain the same, the expense limitations currently in place are not renewed, you invest $10,000, earn a 5% annual return, and hold the investment for the following periods and then redeem:





     Fund                            1 year   3 years  5 years  10 years
    ---------------------------------------------------------------------------
     Tax-Efficient Balanced          $102*     $318     $552     $1,225
                                     -------------------------------------
     Tax-Efficient Growth              204**    322      558      1,236
                                     -------------------------------------
     Tax-Efficient Multi-Cap Growth    228**    509      915      2,051
    ---------------------------------------------------------------------------





   * Not adjusted to reflect a 1.00% redemption fee for shares held less than one year.

   **Adjusted to reflect a 1.00% redemption fee for shares held less than two years.



 OTHER INFORMATION ABOUT THE FUNDS
 ----------------------------------------------------------

 What are the funds' potential rewards?

   All investors, but particularly those in higher tax brackets, are increasingly aware of the "tax bite" taken out of their overall investment returns. These funds seek long-term appreciation while limiting taxable distributions of capital gains and dividends. This approach should reduce the negative effects of federal taxation and should increase after-tax returns compared with similar funds that do not make tax efficiency a primary focus. The Tax-Efficient Balanced Fund is designed to provide tax-efficient returns over time with less risk than the Standard & Poor's 500 Stock Index/(R)/. In addition, stocks and municipal bonds have a low historical performance correlation (meaning they generally have not moved in the same direction at the same time), which could help cushion the fund's share price when either market declines. The Tax-Efficient Growth Fund offers potentially greater growth of capital than the Balanced Fund, but with higher risk. As the economy has expanded over time, corporate profits have grown and stock

T. ROWE PRICE                                 8
   prices have risen. The Tax-Efficient Multi-Cap Growth Fund offers the greatest potential for capital appreciation through its investments in mid- and small-cap companies, but entails the greatest risk of the three funds.


 What are the potential rewards of investing in mid- and small-cap companies?

   The investment community often overlooks mid- and small-cap companies and their securities may be undervalued, providing the potential for significant capital appreciation. Mid-size companies are often in the early, more dynamic phase of their life cycles, but are no longer considered new or emerging. By being more focused in their business activities, these companies may be more responsive and better able to adapt to the changing needs of their markets than large companies. Like small companies, mid-size companies are usually less actively followed by securities analysts and could be undervalued in the market. Smaller companies may also have faster earnings growth than large, well-established companies, and stock prices typically reflect earnings growth over time.


 What is a "balanced" investment approach?

   This approach attempts to balance the potential for growth and greater volatility of stocks with the stable income and normally more moderate price fluctuations of fixed income securities. It is widely regarded as a relatively conservative strategy designed to cushion an investment from the volatility associated with funds composed exclusively of common stocks.


 What is meant by a "growth" investment approach?


   Thomas Rowe Price, Jr. pioneered the growth stock theory of investing over 60 years ago. It is based on the premise that inflation represents a more serious long-term threat to an investor's portfolio than stock market fluctuations or recessions. Mr. Price believed that when a company's earnings grow faster than both inflation and the economy in general, the market will eventually reward its long-term earnings growth with a higher stock price. However, investors should be aware that, during periods of adverse economic and market conditions, stock prices may fall despite favorable earnings trends.


   3 Growth investors look for companies with above-average earnings gains.


 What distinguishes the Tax-Efficient Balanced and Tax-Efficient Growth Funds from many other balanced and growth funds?


   The fixed income portion of the balanced portfolio consists of municipal bonds that generate tax-exempt rather than taxable income. The Growth Fund attempts to capture the appreciation potential of stocks while minimizing taxable income and capital gain distributions. However, investors who hold the funds in taxable accounts could incur capital gains taxes when they sell their shares.

                                             9
 What distinguishes the Tax-Efficient Multi-Cap Growth Fund from many other growth funds that focus on small- and mid-size companies?

   The fund seeks long-term capital appreciation while limiting taxable distributions of capital gains and dividends. This approach is intended to reduce the negative effects of federal taxation and increase after-tax returns compared with similar funds that do not make tax efficiency a primary focus. Managers of more traditional small- and mid-cap growth funds may be forced to eventually sell their best investments because as companies grow large and successful, they no longer fit the fund's size guidelines. This causes realized capital gains for investors.


 What other measures will be taken to enhance the funds' tax efficiency?

   To protect the interests of long-term investors and inhibit short-term trading in fund shares, the funds impose a 1% fee on redemptions (including exchanges) of shares held for less than one year for the Tax-Efficient Balanced Fund, and for less than two years for the Tax-Efficient Growth Fund and Tax-Efficient Multi-Cap Growth Fund. The fees are paid to the funds to help cover transaction costs.


   When shares that have appreciated are sold, the managers will attempt to offset the gains with losses from other securities. This may be accomplished through a strategy of selling bonds or stocks to realize losses and then investing the proceeds in similar securities. (This strategy may increase turnover in a falling market.) In addition, the funds will attempt to limit realized capital gains by selling the highest-cost securities in a position first. Managers will strive to keep income from taxable dividends low. In the Balanced Fund, the portfolio will invest a minimum of 50% of assets in municipal securities (measured at the end of each fiscal quarter) to maintain the tax-exempt status of the bond income. The fund will not buy bonds subject to the alternative minimum tax.


 Is there other information I can review before making a decision?

   Investment Policies and Practices in Section 3 discusses various types of portfolio securities the funds may purchase as well as types of management practices the funds may use.

   You should also review the information in Section 2 that discusses contingent redemption fees.

 T. ROWE PRICE ACCOUNT INFORMATION

 PRICING SHARES AND RECEIVING SALE PROCEEDS
 ----------------------------------------------------------
   Here are some procedures you should know when investing in the T. Rowe Price family of Tax-Efficient Funds.


 How and when shares are priced

   The share price (also called "net asset value" or NAV per share) for each fund is calculated at the close of the New York Stock Exchange, normally 4 p.m. ET, each day the New York Stock Exchange is open for business. To calculate the NAV, the fund's assets are valued and totaled, liabilities are subtracted, and the balance, called net assets, is divided by the number of shares outstanding. Current market values are used to price fund shares.

   The securities of funds investing in foreign markets are usually valued on the basis of the most recent closing market prices at 4 p.m. ET. Most foreign markets close before that time. For securities primarily traded in the Far East, for example, the most recent closing prices may be as much as 15 hours old at 4 p.m. Normally, developments that could affect the values of portfolio securities that occur between the close of the foreign market and 4 p.m. ET will not be reflected in a fund NAV. However, if a fund determines that such developments are so significant that they will, in its judgment, clearly and materially affect the value of the fund's securities, the fund may adjust the previous closing prices to reflect what it believes to be the fair value of the securities as of 4 p.m. ET. A fund may fair value securities in other situations, for example, when a particular foreign market is closed but the fund is open.


   3 The various ways you can buy, sell, and exchange shares are explained at the end of this prospectus and on the New Account Form. These procedures may differ for institutional and employer-sponsored retirement accounts.


 How your purchase, sale, or exchange price is determined

   If we receive your request in correct form by 4 p.m. ET, your transaction will be priced at that day's NAV. If we receive it after 4 p.m., it will be priced at the next business day's NAV.

   We cannot accept orders that request a particular day or price for your transaction or any other special conditions.

   Fund shares may be purchased through various third-party intermediaries including banks, brokers, and investment advisers. Where authorized by a fund, orders will be priced at the NAV next computed after receipt by the intermediary. Consult your intermediary to determine when your orders will be priced. The intermediary may charge a fee for its services.

                                             11
>R>
   Note: The time at which transactions and shares are priced and the time until which orders are accepted may be changed in case of an emergency or if the New York Stock Exchange closes at a time other than 4 p.m. ET.


  How you can receive the proceeds from a sale


   3 When filling out the New Account Form, you may wish to give yourself the widest range of options for receiving proceeds from a sale.

   If your request is received by 4 p.m. ET in correct form, proceeds are usually sent on the next business day. Proceeds can be sent to you by mail or to your bank account by Automated Clearing House (ACH) transfer or bank wire. ACH is an automated method of initiating payments from, and receiving payments in, your financial institution account. Proceeds sent by ACH transfer should be credited the second business day after the sale. Proceeds sent by bank wire should be credited to your account the first business day after the sale.

  . Exception: Under certain circumstances and when deemed to be in a fund's best interest, your proceeds may not be sent for up to seven calendar days after we receive your redemption request.


   3 If for some reason we cannot accept your request to sell shares, we will contact you.

   Contingent Redemption Fee
   Short-term "market timers" who engage in frequent purchases and redemptions can disrupt a fund's investment program, create additional transaction costs, and precipitate more frequent taxable trades. For these reasons, the funds listed below assess a fee on redemptions (including exchanges) of fund shares held for less than the time period shown:




  Fund                            Holding period  Redemption fee
  Tax-Efficient Balanced               year          1.00%
                                  --------------------------------
  Tax-Efficient Growth               2 years          1.00%
                                  --------------------------------
  Tax-Efficient Multi-Cap Growth     2 years          1.00%
 ----------------------------------------------------------------------






   Redemption fees are paid to a fund to help offset transaction costs and to protect its long-term shareholders, and to avoid disruption of the funds' investment program. The "first-in, first-out" (FIFO) method is used to determine the holding period. Under this method, the date of the redemption or exchange will be compared with the earliest purchase date of shares held in the account. If this holding period is less than the designated holding period, the fee will be charged.

T. ROWE PRICE                                 12


   In determining a holding period, the fund will use the anniversary date of a transaction. Thus, for a one-year period, shares purchased on January 1 will be subject to the fee if they are redeemed on or prior to the following December 31. If they are redeemed on or after January 1 of the following year, they will not be subject to the fee.

   The fee does not apply to any shares purchased through reinvested distributions (dividends and capital gains), shares held in retirement plans, such as 401(k), 403(b), 457, Keogh, profit sharing, SIMPLE IRA, SEP-IRA, and money purchase pension accounts, or to shares redeemed through designated systematic withdrawal plans. The fee applies to non-retirement, IRA (traditional and Roth) and Education IRA accounts and may apply to shares in retirement plans held in broker omnibus accounts.



 USEFUL INFORMATION ON DISTRIBUTIONS AND TAXES
 ----------------------------------------------------------

   3 All net investment income and realized capital gains are distributed to shareholders.


  Dividends and Other Distributions

   Dividend and capital gain distributions are reinvested in additional fund shares in your account unless you select another option on your New Account Form. Reinvesting distributions results in compounding; that is, receiving income dividends and capital gain distributions on a rising number of shares.

   Distributions not reinvested are paid by check or transmitted to your bank account via ACH. If the Post Office cannot deliver your check, or if your check remains uncashed for six months, the fund reserves the right to reinvest your distribution check in your account at the NAV on the day of the reinvestment and to reinvest all subsequent distributions in shares of the fund. No interest will accrue on amounts represented by uncashed distribution or redemption checks.

   Income Dividends
  . Dividends on the tax-exempt portion of the Tax-Efficient Balanced Fund's portfolio will be declared daily at 4 p.m. ET to shareholders of record at that time provided payment has been received on the previous business day, and these dividends will be paid quarterly.

  . Dividends (if any) on the taxable portion of the Tax-Efficient Balanced
   Fund's portfolio will be declared and paid annually.

  . The Tax-Efficient Growth and Tax-Efficient Multi-Cap Growth Funds declare and pay dividends (if any) annually.

                                             13
  . A portion of fund dividends may be eligible for the 70% deduction for dividends received by corporations.


   Capital gain payments
   If a fund has net capital gains for the year (after subtracting any capital losses), they are usually declared and paid in December to shareholders of record on a specified date that month. If a second distribution is necessary, it is paid the following year.


   3 A capital gain or loss is the difference between the purchase and sale price of a security.

   Tax Information

   3 You will be sent timely information for your tax filing needs.

   A significant portion of the Tax-Efficient Balanced Fund's dividend is expected to be exempt from federal income taxes.

   Note: You must report your total tax-exempt income on IRS Form 1040. The IRS uses this information to help determine the tax status of any Social Security payments you may have received during the year. For shareholders who receive Social Security benefits, the receipt of tax-exempt interest may increase the portion of benefits that are subject to tax.


   Taxes on fund redemptions
   When you sell shares in any fund, you may realize a gain or loss. An exchange from one fund to another is also a sale for tax purposes. If you realize a loss on the sale or exchange of fund shares held six months or less, your capital loss is reduced by the tax-exempt dividends received on those shares.

   In January, you will be sent Form 1099-B indicating the date and amount of each sale you made in the fund during the prior year. This information will also be reported to the IRS. For most new accounts or those opened by exchange in 1984 or later, we will provide the gain or loss on the shares you sold during the year, based on the average cost, single category method. This information is not reported to the IRS, and you do not have to use it. You may calculate the cost basis using other methods acceptable to the IRS, such as "specific identification."

   To help you maintain accurate records, we send you a confirmation promptly following each transaction you make (except for systematic purchases and redemptions) and a year-end statement detailing all your transactions in each fund account during the year.

T. ROWE PRICE                                 14

   Taxes on fund distributions
   The Tax-Efficient Balanced Fund intends to invest a sufficient portion of its assets in municipal bonds and notes so that it will qualify to pay tax-exempt dividends. The portion of your income dividend derived from investment in tax-exempt securities will be exempt from federal income tax. A small portion may also be exempt from state income taxes. You will be sent any additional information you need to determine your taxes on fund distributions. The amount of such dividends will be reported to you on your calendar year-end statement.


   In January, you will be sent Form 1099-DIV indicating the tax status of any taxable income and capital gain distributions made to you by the funds. This information will also be reported to the IRS. A fund's distributions are generally taxable to you for the year in which they were paid.

   The tax treatment of a capital gain distribution is determined by how long the fund held the portfolio securities, not how long you held shares in the fund. Short-term (one year or less) capital gain distributions are taxable at the same rate as ordinary income and long-term gains on securities held more than 12 months are taxed at a maximum rate of 20%. If you realized a loss on the sale or exchange of fund shares that you held six months or less, your short-term loss must be reclassified to a long-term loss to the extent of any long-term capital gain distribution received during the period you held the shares.

   Gains and losses realized on the sale of market discount bonds with maturities beyond one year may be treated as ordinary income and cannot be offset by other capital losses. Therefore, to the extent the Tax-Efficient Balanced Fund invests in these securities, the likelihood of a taxable gain distribution will be increased.

   Tax effect of buying shares before a capital gain distribution
   If you buy shares shortly before or on the "record date"-the date that establishes you as the person to receive the upcoming distribution-you receive a portion of the money you just invested in the form of a taxable distribution. Therefore, you may wish to find out a fund's record date before investing. Of course, a fund's share price may, at any time, reflect undistributed capital gains and unrealized appreciation, which may result in future taxable distributions. Such distributions may occur even in a year where the fund has a negative return.


   3 The preceding tax information summary does not apply to retirement accounts, such as IRAs, which are not subject to current tax.

 TRANSACTION PROCEDURES AND SPECIAL REQUIREMENTS
 ----------------------------------------------------------

   3 Following these procedures helps assure timely and accurate transactions.


 Purchase Conditions

   Nonpayment
   If you pay with a check or ACH transfer that does not clear or if your payment is not timely received, your purchase may be canceled. You will be responsible for any losses or expenses incurred by the fund or transfer agent, and the fund can redeem shares you own in this or another identically registered T. Rowe Price account as reimbursement. The fund and its agents have the right to reject or cancel any purchase, exchange, or redemption due to nonpayment.

   U.S. dollars; type of check
   All purchases must be paid for in U.S. dollars; checks must be drawn on U.S. banks.


 Sale (Redemption) Conditions

   Holds on immediate redemptions: 10-day hold
   If you sell shares that you just purchased and paid for by check or ACH transfer, the fund will process your redemption but will generally delay sending you the proceeds for up to 10 calendar days to allow the check or transfer to clear. If, during the clearing period, we receive a check drawn against your newly purchased shares, it will be returned marked "uncollected." (The 10-day hold does not apply to purchases paid for by bank wire or automatic purchases through your paycheck.)

   Telephone, Tele*Access/(R)/, and personal computer transactions
   Exchange and redemption services through telephone, Tele*Access, and online access are authorized when you sign the New Account Form unless you check the boxes that state you do not want them. Personal computer transactions must be established separately. T. Rowe Price funds and their agents use reasonable procedures to verify the identity of the shareholder. If these procedures are followed, the funds and their agents are not liable for any losses that may occur from acting on unauthorized instructions. A confirmation is sent promptly after a transaction. Please review it carefully and contact T. Rowe Price immediately about any transaction you believe to be unauthorized. Telephone conversations are recorded.

   Redemptions over $250,000
   Large redemptions can adversely affect a portfolio manager's ability to implement a fund's investment strategy by causing the premature sale of securities that would otherwise be held. If, in any 90-day period, you redeem
   (sell) more

T. ROWE PRICE                                 16
   than $250,000, or your sale amounts to more than 1% of fund net assets, the fund has the right to pay the difference between the redemption amount and the lesser of the two previously mentioned figures with securities from the fund.


 Excessive Trading


   3 T. Rowe Price may bar excessive traders from purchasing shares.

   Frequent trades in your account or accounts controlled by you can disrupt management of a fund and raise its expenses. To deter such activity, each fund has adopted an excessive trading policy. If you violate this policy, you may be barred indefinitely and without further notice from further purchases of T. Rowe Price funds.

  . Trades placed directly with T. Rowe Price  If you trade directly with T.
   Rowe Price, you can make one purchase and one sale or one sale and one purchase involving the same fund within any 120-day period. If you exceed this limit, or if your trade activity involves market timing, you are in violation of our excessive trading policy.

   Two types of transactions are exempt from this policy: 1) trades solely in money market funds (exchanges between a money fund and a nonmoney fund are not exempt); and 2) systematic purchases and redemptions (see Information About Your Services).

  . Trades placed through intermediaries If you purchase fund shares through an intermediary including a broker, bank, investment adviser, or other third party, you can make one purchase and one sale or one sale and one purchase involving the same fund within any 120-day period. If you exceed this limit or if you hold fund shares for less than 60 calendar days, you are in violation of our excessive trading policy. Systematic purchases and redemptions are exempt from this policy.


 Keeping Your Account Open

   Due to the relatively high cost to a fund of maintaining small accounts, we ask you to maintain an account balance of at least $1,000. If your balance is below $1,000 for three months or longer, we have the right to close your account after giving you 60 days to increase your balance.


  Small Account Fee

   Because of the disproportionately high costs of servicing accounts with low balances, a $10 fee, paid to T. Rowe Price Services, the funds' transfer agent, will automatically be deducted from nonretirement accounts with balances falling below a minimum amount. The valuation of accounts and the deduction are expected to take place during the last five business days of September. The fee will be deducted from accounts with balances below $2,000, except for UGMA/

                                             17
   UTMA accounts, for which the minimum is $500. The fee will be waived for any investor whose T. Rowe Price mutual fund accounts total $25,000 or more. Accounts employing automatic investing (e.g., payroll deduction, automatic purchase from a bank account, etc.) are also exempt from the charge. The fee does not apply to IRAs and other retirement plan accounts and accounts maintained by intermediaries through the National Securities Clearing Corporation Networking platform, but a separate custodial fee may apply to such accounts.


 Signature Guarantees


   3 A signature guarantee is designed to protect you and the T. Rowe Price funds from fraud by verifying your signature.

   You may need to have your signature guaranteed in certain situations, such as:

  . Written requests 1) to redeem over $100,000 or 2) to wire redemption proceeds.

  . Remitting redemption proceeds to any person, address, or bank account not on record.

  . Transferring redemption proceeds to a T. Rowe Price fund account with a different registration (name or ownership) from yours.

  . Establishing certain services after the account is opened.

   A signature guarantee can be obtained from most banks, savings institutions, broker-dealers, and other guarantors acceptable to T. Rowe Price. We cannot accept guarantees from notaries public or organizations that do not provide reimbursement in the case of fraud.

 MORE ABOUT THE FUNDS
 ORGANIZATION AND MANAGEMENT
 ----------------------------------------------------------

 How are the funds organized?

   The T. Rowe Price Tax-Efficient Funds, Inc. (the "corporation") was incorporated in Maryland in 1997. Currently the corporation consists of three series, each representing a separate class of shares having different objectives and investment policies. Each series is a "diversified, open-end investment company," or mutual fund. The three series and the years in which they were established are as follows: the Tax-Efficient Balanced Fund, 1997, Tax-Efficient Growth Fund, 1999, and Tax-Efficient Multi-Cap Growth Fund, 2000.


   3 Shareholders benefit from T. Rowe Price's 64 years of investment management experience.


 What is meant by "shares"?

   As with all mutual funds, investors purchase shares when they put money in a fund. These shares are part of a fund's authorized capital stock, but share certificates are not issued.

   Each share and fractional share entitles the shareholder to:

  . Receive a proportional interest in a fund's income and capital gain distributions.

  . Cast one vote per share on certain fund matters, including the election of fund directors, changes in fundamental policies, or approval of changes in the fund's management contract.


 Do T. Rowe Price funds have annual shareholder meetings?

   The funds are not required to hold annual meetings and, to avoid unnecessary costs to fund shareholders, do not do so except when certain matters, such as a change in fundamental policies, must be decided. In addition, shareholders representing at least 10% of all eligible votes may call a special meeting, if they wish, for the purpose of voting on the removal of any fund director or trustee. If a meeting is held and you cannot attend, you can vote by proxy. Before the meeting, the fund will send you proxy materials that explain the issues to be decided and include instructions on voting by mail or telephone, or on the Internet.

                                             19
 Who runs the funds?

   General Oversight
   Each fund is governed by a Board of Directors that meets regularly to review the fund's investments, performance, expenses, and other business affairs. The Board elects the fund's officers. The policy of the funds is that the majority of Board members are independent of T. Rowe Price Associates, Inc. (T. Rowe Price).


   3 All decisions regarding the purchase and sale of fund investments are made by T. Rowe Price - specifically by each fund's portfolio managers.

   Portfolio Management


   The T. Rowe Price Tax-Efficient Funds, Inc. has an Investment Advisory Committee with the following members: Donald J. Peters and Hugh D. McGuirk, Co-Chairmen, R. Lee Arnold, Stephen W. Boesel, Jill L. Hauser, Thomas J. Huber, Mary J. Miller, Larry J. Puglia, Arthur S. Varnado, and Mark R. Weigman. The committee co-chairmen have day-to-day responsibility for managing the fund and work with the committee in developing and executing the fund's investment program. Mr. Peters has been managing investments since joining T. Rowe Price in 1993. Mr. McGuirk has been involved in the municipal bond management process at T. Rowe Price since 1993.

   The Management Fee
   This fee has two parts - an "individual fund fee," which reflects a fund's particular characteristics, and a "group fee." The group fee, which is designed to reflect the benefits of the shared resources of the T. Rowe Price investment management complex, is calculated daily based on the combined net assets of all T. Rowe Price funds (except the Spectrum Funds, and any institutional, index, or private label mutual funds). The group fee schedule (shown below) is graduated, declining as the asset total rises, so shareholders benefit from the overall growth in mutual fund assets.


   Group Fee Schedule
    0.334%/a/         First $50 billion

    0.305%            Next $30 billion

    0.300%            Next $40 billion

    0.295%            Thereafter
    -------------------------------------



   /a/     Represents a blended group fee rate containing various break points.


   Each fund's portion of the group fee is determined by the ratio of its daily net assets to the daily net assets of all the T. Rowe Price funds described previously. Based on combined T. Rowe Price fund assets of over $96 billion at February 28, 2001, the group fee was 0.32%. The individual fund fees are as follows: Tax-Efficient Balanced Fund, 0.20%; Tax-Efficient Growth Fund, 0.30%; and Tax-Efficient Multi-Cap Growth Fund, 0.35%.

T. ROWE PRICE                                 20

                                             21
   For bond funds, the advertised or SEC yield is found by determining the net income per share (as defined by the Securities and Exchange Commission) earned by a fund during a 30-day base period and dividing this amount by the per share price on the last day of the base period. The SEC yield-also called the standardized yield-may differ from the dividend yield.



 INVESTMENT POLICIES AND PRACTICES
 ----------------------------------------------------------


   This section takes a detailed look at some of the types of fund securities and the various kinds of investment practices that may be used in day-to-day portfolio management. Fund investments are subject to further restrictions and risks described in the Statement of Additional Information.

   Shareholder approval is required to substantively change fund objectives and certain investment restrictions noted in the following section as "fundamental policies." The managers also follow certain "operating policies" which can be changed without shareholder approval. However, significant changes are discussed with shareholders in fund reports. Fund investment restrictions and policies are adhered to at the time of investment. A later change in circumstances will not require the sale of an investment if it was proper at the time it was made.

   Fund holdings of certain kinds of investments cannot exceed maximum percentages of total assets, which are set forth in this prospectus. For instance, fund investments in hybrid instruments are limited to 10% of total assets. While these restrictions provide a useful level of detail about fund investments, investors should not view them as an accurate gauge of the potential risk of such investments. For example, in a given period, a 5% investment in hybrid instruments could have significantly more of an impact on a fund's share price than its weighting in the portfolio. The net effect of a particular investment depends on its volatility and the size of its overall return in relation to the performance of all other fund investments.

   Changes in fund holdings, fund performance, and the contribution of various investments are discussed in the shareholder reports sent to you.


   3 Fund managers have considerable leeway in choosing investment strategies and selecting securities they believe will help achieve fund objectives.

T. ROWE PRICE                                 22
 Types of Portfolio Securities

   In seeking to meet their investment objectives, the funds may invest in any type of security or instrument (including certain potentially high-risk derivatives described in this section) whose investment characteristics are consistent with their investment programs. The following pages describe various types of fund securities and investment management practices.

   Fundamental policy Each fund will not purchase a security if, as a result, with respect to 75% of its total assets, more than 5% of its total assets would be invested in securities of a single issuer, or if more than 10% of the voting securities of the issuer would be held by the funds.


 The municipal portion of the Tax-Efficient Balanced Fund's portfolio can include the following types of securities:

   Municipal Securities
   Fund assets are invested primarily in various tax-free municipal debt securities. The issuers have a contractual obligation to pay interest at a stated rate on specific dates and to repay principal (the bond's face value) on a specified date or dates. An issuer may have the right to redeem or "call" a bond before maturity, and the fund may have to reinvest the proceeds at lower rates.

   There are two broad categories of municipal bonds. General obligation bonds are backed by the issuer's "full faith and credit," that is, its full taxing and revenue raising power. Revenue bonds usually rely exclusively on a specific revenue source, such as charges for water and sewer service, to generate money for debt service.


   3 In purchasing municipals, the fund relies on the opinion of the issuer's bond counsel regarding the tax-exempt status of the investment.

   In addition to general obligation and revenue bonds, fund investments may include, but are not limited to, the following types of securities:

   Municipal Lease Obligations
   A lease is not a full faith and credit obligation of the issuer and is usually backed only by the borrowing government's unsecured pledge to make annual appropriations for lease payments. There have been challenges to the legality of lease financing in numerous states and, from time to time, certain municipalities have considered not appropriating money for lease payments. In deciding whether to purchase a lease obligation, the fund would assess the financial condition of the borrower, the merits of the project, the level of public support for the project, and the legislative history of lease financing in the state. These securities may be less readily marketable than other municipals. Fund purchases of unrated lease obligations may also be made.

                                             23
   Municipal Warrants
   Municipal warrants are essentially call options on municipal bonds. In exchange for a premium, they give the purchaser the right, but not the obligation, to purchase a municipal bond in the future. The fund might purchase a warrant to lock in forward supply in an environment where the current issuance of bonds is sharply reduced. Like options, warrants may expire worthless and they may have reduced liquidity.

   Operating policy Fund investments in municipal warrants are limited to 2% of total assets.

   Securities With "Puts"
   Some longer-term municipals give the investor the right to "put" or sell the security at par (face value) within a specified number of days following the investor's request - usually one to seven days. This feature enhances a security's liquidity by dramatically shortening its effective maturity and enables it to trade at a price equal to or very close to par. The money fund typically purchases a significant number of these securities. If a put feature terminates prior to being exercised, the fund may be forced to hold the longer-term security, which could experience substantially more volatility.

   Securities With Credit Enhancements
  . Letters of credit Letters of credit are issued by a third party, usually a bank, to enhance liquidity and ensure repayment of principal and any accrued interest if the underlying municipal security should default.

  . Municipal Bond Insurance This insurance, which is usually purchased by the bond issuer from a private, nongovernmental insurance company, provides an unconditional and irrevocable guarantee that the insured bond's principal and interest will be paid when due. Insurance does not guarantee the price of the bond or the share price of any fund. The credit rating of an insured bond reflects the credit rating of the insurer, based on its claims-paying ability.

   The obligation of a municipal bond insurance company to pay a claim extends over the life of each insured bond. Although defaults on insured municipal bonds have been low to date and municipal bond insurers have met their claims, there is no assurance this will continue. A higher-than-expected default rate could strain the insurer's loss reserves and adversely affect its ability to pay claims to bondholders, such as the fund. The number of municipal bond insurers is relatively small, and not all of them have the highest rating.

  . Standby Purchase Agreements A Standby Bond Purchase Agreement (SBPA) is a liquidity facility provided to pay the purchase price of bonds that cannot be remarketed. The obligation of the liquidity provider (usually a bank) is only to advance funds to purchase tendered bonds that cannot be remarketed and does not cover principal or interest under any other circumstances. The liquidity pro-

T. ROWE PRICE                                 24
   vider's obligations under the SBPA are usually subject to numerous conditions, including the continued creditworthiness of the underlying borrower.

   Synthetic or Derivative Securities
   Derivatives and synthetics in which the fund may invest include:

  . Residual Interest Bonds (These are a type of potentially high-risk derivative.) The income stream provided by an underlying bond is divided to create two securities, one short term and one long term. The interest rate on the short-term component is reset by an index or auction process normally every seven to 35 days. After income is paid on the short-term securities at current rates, the residual income goes to the long-term securities. Therefore, rising short-term interest rates result in lower income for the longer-term portion, and vice versa. The longer-term bonds can be very volatile and may be less liquid than other municipals of comparable maturity. Fund investments will only be made in securities deemed tax-exempt by a nationally recognized bond counsel, but there is no guarantee the interest will be exempt because the IRS has not issued a definitive ruling on the matter.

   Operating policy Fund investments in residual interest bonds are limited to 10% of total assets.

  . Participation Interests This term covers various types of securities created by converting fixed rate bonds into short-term, variable rate certificates. These securities have been developed in the secondary market to meet the demand for short-term, tax-exempt securities. Fund investments will only be made in securities deemed tax-exempt by a nationally recognized bond counsel, but there is no guarantee the interest will be exempt because the IRS has not issued a definitive ruling on the matter. There is no limit on fund investments in these securities.


  . Embedded Interest Rate Swaps and Caps In a fixed rate, long-term municipal bond with an interest rate swap attached to it, the bondholder usually receives the bond's fixed coupon payment as well as a variable rate payment that represents the difference between a fixed rate for the term of the swap (which is typically shorter than the bond it is attached to) and a variable rate, short-term municipal index. The bondholder receives excess income when short-term rates remain below the fixed interest rate swap rate. If short-term rates rise above the fixed-income swap rate, the bondholder's income is reduced. At the end of the interest rate swap term, the bond reverts to a single fixed coupon payment.

   An embedded interest rate cap allows the bondholder to receive payments whenever short-term rates rise above a level established at the time of purchase. They normally are used to hedge against rising short-term interest rates.

   Both instruments may be volatile and of limited liquidity, and their use may adversely affect fund total return.

                                             25
   Operating policy Fund investments in embedded interest rate swaps and caps are limited to 10% of total assets.

  . Index Total Return Swaps This investment vehicle allows a fund to participate in the municipal market in a generic fashion without buying or selling individual municipal securities. As such, index swaps can be used to "buy" the index (if we expect municipal yields to fall and prices to rise) or to "sell" the index (if we expect municipal yields to rise and prices to fall). The funds will make or receive a payment (at the swap termination date) based on a comparison of the value of the index at swap termination versus the value at swap initiation. Index swaps can be customized as to par amount, maturity along the yield curve, and term (or length) of the swap. Thus, an intermediate-term fund may prefer a swap pegged to the 10-year maturity within the index while a long-term fund may prefer a 20-year maturity. The index can be designated to be any widely followed benchmark for municipal yields. If the fund's view of interest rates at the time of entering into the swap is incorrect, it would likely lose money from these investments.


   Operating policy Fund investments in index total return swaps are limited to 10% of total assets.

   High-Yield, High-Risk Bonds The total return and yield of lower-quality (high-yield, high-risk) bonds, commonly referred to as "junk" bonds, can be expected to fluctuate more than the total return and yield of higher-quality, shorter-term bonds, but not as much as those of common stocks. Junk bonds (those rated below BBB or in default) are regarded as predominantly speculative with respect to the issuer's continuing ability to meet principal and interest payments.

   Operating policy The fund may purchase any type of noninvestment-grade debt security (or junk bond) including those in default. The fund will not purchase this type of security if immediately after such purchase the fund would have more than 10% of its total assets invested in such securities. The fund's investments in convertible securities are not subject to this limit.

   Credit-Quality Considerations
   The credit quality of most bond issues is evaluated by rating agencies such as Moody's and Standard & Poor's on the basis of the issuer's ability to meet all required interest and principal payments. The highest ratings are assigned to issuers perceived to be the best credit risks. T. Rowe Price research analysts also evaluate all portfolio holdings of the fund, including those rated by outside agencies. Other things being equal, lower-rated bonds have higher yields due to greater risk.

T. ROWE PRICE                                 26
 Tax-Efficient Balanced's equity portion of its portfolio and Tax-Efficient Growth and Tax-Efficient Multi-Cap Growth Funds' portfolios can include the following types of securities:

   Common and Preferred Stocks
   Stocks represent shares of ownership in a company. Generally, preferred stock has a specified dividend and ranks after bonds and before common stocks in its claim on income for dividend payments and on assets should the company be liquidated. After other claims are satisfied, common stockholders participate in company profits on a pro-rata basis; profits may be paid out in dividends or reinvested in the company to help it grow. Increases and decreases in earnings are usually reflected in a company's stock price, so common stocks generally have the greatest appreciation and depreciation potential of all corporate securities. While most preferred stocks pay a dividend, preferred stock may be purchased where the issuer has omitted, or is in danger of omitting, payment of its dividend. Such investments would be made primarily for their capital appreciation potential.

   Convertible Securities and Warrants


   Investments may be made in debt or preferred equity securities convertible into, or exchangeable for, equity securities. Traditionally, convertible securities have paid dividends or interest at rates higher than common stocks but lower than nonconvertible securities. They generally participate in the appreciation or depreciation of the underlying stock into which they are convertible, but to a lesser degree. In recent years, convertibles have been developed which combine higher or lower current income with options and other features. Warrants are options to buy a stated number of shares of common stock at a specified price anytime during the life of the warrants (generally, two or more years). Warrants can be highly volatile, have no voting rights, and pay no dividends.

   Foreign Securities
   Investments may be made in foreign securities. These include nondollar-denominated securities traded outside of the U.S. and dollar-denominated securities of foreign issuers traded in the U.S. (such as ADRs). Such investments increase a portfolio's diversification and may enhance return, but they also involve some special risks, such as exposure to potentially adverse local, political, and economic developments; nationalization and exchange controls; potentially lower liquidity and higher volatility; possible problems arising from accounting, disclosure, settlement, and regulatory practices that differ from U.S. standards; and the chance that fluctuations in foreign exchange rates will decrease the investment's value (favorable changes can increase its value). These risks are heightened for investments in developing countries, and there is no limit on the amount of fund foreign investments that may be made in such countries.

                                             27
   Operating policy Fund investments in foreign securities are limited to 25% of total assets (equity assets for Tax-Efficient Balanced Fund).

   Hybrid Instruments
   These instruments (a type of potentially high-risk derivative) can combine the characteristics of securities, futures, and options. For example, the principal amount, redemption, or conversion terms of a security could be related to the market price of some commodity, currency, or securities index. Such securities may bear interest or pay dividends at below market or even relatively nominal rates. Under some conditions, the redemption value of such an investment could be zero.


   3 Hybrids can have volatile prices and limited liquidity, and their use may not be successful.

   Operating policy Fund investments in hybrid instruments are limited to 10% of total assets (equity assets for Tax-Efficient Balanced Fund).

   Private Placements
   These securities are sold directly to a small number of investors, usually institutions. Unlike public offerings, such securities are not registered with the SEC. Although certain of these securities may be readily sold, for example, under Rule 144A, others may be illiquid, and their sale may involve substantial delays and additional costs.

   Operating policy Fund investments in illiquid securities are limited to 15% of net assets.


 Tax-Efficient Balanced, Tax-Efficient Growth, and Tax-Efficient Multi-Cap Growth Funds


 Types of Investment Management Practices

   Reserve Position
   A portion of fund assets will be held in short-term, tax-exempt money market securities maturing in one year or less. Fund reserve positions provide flexibility in meeting redemptions, paying expenses, and in the timing of new investments; can help in structuring each fund's weighted average maturity; and serve as a short-term defense during periods of unusual market volatility. Fund reserve positions can consist of shares of one or more T. Rowe Price internal money market funds as well as short-term, investment-grade securities, including tax-exempt commercial paper, municipal notes, and short-term maturity bonds. Some of these securities may have adjustable, variable, or floating rates. For temporary, defensive purposes, there is no limit on fund investments in money market reserves. The effect of taking such a position is that the fund may not achieve their investment objectives.

T. ROWE PRICE                                 28
   Borrowing Money and Transferring Assets
   Fund borrowings may be made from banks and other T. Rowe Price funds for temporary emergency purposes to facilitate redemption requests, or for other purposes consistent with fund policies as set forth in this prospectus. Such borrowings may be collateralized with fund assets, subject to restrictions.

   Fundamental policy Borrowings may not exceed 33/1//\\/3/\\% of total fund assets.

   Operating policy Fund transfers of portfolio securities as collateral will not be made except as necessary in connection with permissible borrowings or investments, and then such transfers may not exceed 33/1//\\/3/\\% of fund total assets. Fund purchases of additional securities will not be made when borrowings exceed 5% of total assets.

   When-Issued Securities and Forwards (Tax-Efficient Balanced Fund Only)


   New issues of municipals are often sold on a "when-issued" basis, that is, delivery and payment take place 15 - 45 days after the buyer has agreed to the purchase. Some bonds, called "forwards," have longer-than-standard settlement dates, typically six to 24 months. When buying these securities, the fund will maintain cash or high-grade marketable securities held by its custodian equal in value to its commitment for these securities. The fund does not earn interest on when-issued and forward securities until settlement, and the value of the securities may fluctuate between purchase and settlement. Municipal "forwards" typically carry a substantial yield premium to compensate the buyer for their greater interest rate, credit, and liquidity risks.

   Futures and Options
   Futures (a type of potentially high-risk derivative) are often used to manage or hedge risk because they enable the investor to buy or sell an asset in the future at an agreed-upon price. Options (another type of potentially high-risk derivative) give the investor the right (where the investor purchases the option), or the obligation (where the investor writes (sells) the option), to buy or sell an asset at a predetermined price in the future. Futures and options contracts may be bought or sold for any number of reasons, including: to manage fund exposure to changes in securities prices and foreign currencies; as an efficient means of adjusting fund overall exposure to certain markets; in an effort to enhance income; as a cash management tool; to protect the value of portfolio securities. Call and put options may be purchased or sold on securities, financial indices, and foreign currencies.

   Futures contracts and options may not always be successful hedges; their prices can be highly volatile; using them could lower fund total return; and the potential loss from the use of futures can exceed a fund's initial investment in such contracts.

   Operating policies Futures: Initial margin deposits and premiums on options used for nonhedging purposes will not exceed 5% of fund net asset value. Options on securities: The total market value of securities covering call or put options may not exceed 25% of fund total assets. No more than 5% of fund total assets will be committed to premiums when purchasing call or put options.

   Managing Foreign Currency Risk


   Investors in foreign securities may "hedge" their exposure to potentially unfavorable currency changes by purchasing a contract to exchange one currency for another on some future date at a specified exchange rate. In certain circumstances, a "proxy currency" may be substituted for the currency in which the investment is denominated, a strategy known as "proxy hedging." Foreign currency transactions, if used, would be designed primarily to protect a fund's foreign securities from adverse currency movements relative to the dollar. Such transactions involve the risk that anticipated currency movements will not occur, and fund total return could be reduced. There are certain markets, including many emerging markets, where it is not possible to engage in effective foreign currency hedging.

   Lending of Portfolio Securities


   Fund securities may be lent to broker-dealers, other institutions, or other persons to earn additional income. The principal risk is the potential insolvency of the broker-dealer or other borrower. In this event, a fund could experience delays in recovering its securities and capital losses.

   Fundamental policy The value of loaned securities may not exceed 33/1//\\/3/\\% of total fund assets.

   Portfolio Turnover

   The funds will not generally trade in securities for short-term profits, but, when circumstances warrant, for example, in a declining market environment, securities may be sold more frequently. A high turnover rate may increase transaction costs, result in additional taxable gain distributions, and reduce fund performance. Fund portfolio turnover rates are shown in the Financial Highlights table.



 FINANCIAL HIGHLIGHTS
 ----------------------------------------------------------

   Table 3, which provides information about each fund's financial history, is based on a single share outstanding throughout the periods shown. Each fund's section of the table is part of the fund's financial statements, which are included in its annual report and are incorporated by reference into the Statement of Additional Information (available upon request). The total returns in the table represent the

T. ROWE PRICE                                 30
   rate that an investor would have earned or lost on an investment in each fund (assuming reinvestment of all dividends and distributions and no payment of account or (if applicable) redemption fees). The financial statements in the annual report were audited by the funds' independent accountants, PricewaterhouseCoopers LLP.



 Table 3  Financial Highlights
                                6/30/97/*/
                                 through           Year ended February 28
                                 2/28/98
  Tax-Efficient Balanced Fund  --------------  1999          2000/a/       2001
 ------------------------------              ---------------------------------------------

  Net asset value,
  beginning of period             $10.00      $ 11.34       $ 12.72      $  13.76
  Income From Investment Operations
  Net investment income          0.15/b/        0.24/b/       0.25/b/        0.29
                               ------------------------------------------------------
  Net gains or losses on
  securities (both realized        1.34          1.38          1.06         (0.17)
  and unrealized)
                               ------------------------------------------------------
  Total from investment
  operations                       1.49          1.62          1.31          0.12
  Less Distributions
  Dividends (from net             (0.15)        (0.24)        (0.27)        (0.29)
  investment income)
                               ------------------------------------------------------
  Distributions (from               --            --            --           --
  capital gains)
                               ------------------------------------------------------
  Returns of capital                --            --            --           --
                               ------------------------------------------------------
  Total distributions             (0.15)        (0.24)        (0.27)        (0.29)
                               ------------------------------------------------------
  Net asset value,                $11.34      $ 12.72       $ 13.76      $  13.59
  end of period
                               ------------------------------------------------------
  Total return                 14.96%/b//d/     14.45%/b//d/  10.42%/b//d    0.87%/d/
  Ratios/Supplemental Data
  Net assets, end of period      $17,714      $33,767       $43,248      $51,.050
  (in thousands)
                               ------------------------------------------------------
  Ratio of expenses to          1.00%/bc/        1.00%/b/      1.00%/b/      1.00%
  average net assets
                               ------------------------------------------------------
  Ratio of net income to        2.31%/bc/        2.03%/b/      1.99%/b/      2.11%
  average net assets
                               ------------------------------------------------------
  Portfolio turnover rate        12.5%/c/        19.8%         40.0%         19.1%
 -----------------------------------------------------------------------------------------




 /a/       Year ended February 29.

 /b/
   Excludes expenses in excess of a 1.00% voluntary expense limitation in effect through February 28, 2001.

 /c/      Annualized.


 /d/       Not adjusted for redemption fees.

 /*/       Inception date.


                                7/30/99/*/
                                 through          Year ended February 28
                                 2/29/00
  Tax-Efficient Growth    ------------------------         2001
  Fund                                            -----------------------------
 -------------------------

  Net asset value,
  beginning of period             $10.00                $ 11.03
  Income From Investment Operations
  Net investment income         (0.01)/a/                 (0.03)
                          ------------------------------------------------
  Net gains or losses on
  securities (both
  realized                         1.04                   (0.82)
  and unrealized)
                          ------------------------------------------------
  Total from investment
  operations                       1.03                   (0.85)
  Less Distributions
  Dividends (from net               --                      --
  investment income)
                          ------------------------------------------------
  Distributions (from               --                      --
  capital gains)
                          ------------------------------------------------
  Returns of capital                --                      --
                          ------------------------------------------------
  Total distributions               --                      --
                          ------------------------------------------------
  Net asset value,                $11.03                $ 10.18
  end of period
                          ------------------------------------------------
  Total return                 10.30%/a//c/               (7.71)%/c/
  Ratios/Supplemental Data
  Net assets, end of
  period                         $72,336                $83,608
  (in thousands)
                          ------------------------------------------------
  Ratio of expenses to         1.10%/a//b/                 1.04%
  average net assets
                          ------------------------------------------------
  Ratio of net income to      (0.11)%/a//b/               (0.26)%
  average net assets
                          ------------------------------------------------
  Portfolio turnover             23.4%/b/                  12.0%
  rate
 ------------------------------------------------------------------------------




 /a/
   Excludes expenses in excess of a 1.10% voluntary expense limitation in effect through February 28, 2001.

 /b/      Annualized.


 /c/       Not adjusted for redemption fees.

 /*/       Inception date.

T. ROWE PRICE                                 32




 Table 3  Financial Highlights (continued)
                                                  12/29/00/*/
                                                   through
  Tax-Efficient Multi-Cap                          2/28/01
  Growth Fund                               ------------------------
 -------------------------------------------                        -----

  Net asset value,
  beginning of period                            $ 10.00
  Income From Investment Operations
  Net investment income                            (0.01)/a/
                                            ------------------------
  Net gains or losses on
  securities (both realized                        (0.74)
  and unrealized)
                                            ------------------------
  Total from investment
  operations                                       (0.75)
  Less Distributions
  Dividends (from net                                           --
  investment income)
                                            ------------------------
  Distributions (from                                           --
  capital gains)
                                            ------------------------
  Returns of capital                                            --
                                            ------------------------
  Total distributions                                           --
                                            ------------------------
  Net asset value,                               $  9.25
  end of period
                                            ------------------------
  Total return                                     (7.50)%/a//c/
  Ratios/Supplemental Data
  Net assets, end of period                      $14,253
  (in thousands)
                                            ------------------------
  Ratio of expenses to                              1.25%/ab/
  average net assets
                                            ------------------------
  Ratio of net income to                           (0.60)%/ab/
  average net assets
                                            ------------------------
  Portfolio turnover rate                           10.4%/b/
 ------------------------------------------------------------------------





 /a/
   Excludes expenses in excess of a 1.25% voluntary expense limitation in effect through February 28, 2002.

 /b/      Annualized.

 /c/       Not adjusted for redemption fees.

 * Inception date.

 INVESTING WITH T. ROWE PRICE
 ACCOUNT REQUIREMENTS AND TRANSACTION INFORMATION
 ----------------------------------------------------------
                                                       Tax Identification Number

We must have your correct Social Security or tax identification number on a signed New Account Form or W-9 Form. Otherwise, federal law requires the funds to withhold a percentage (currently 31%) of your dividends, capital gain distributions, and redemptions, and may subject you to an IRS fine. If this information is not received within 60 days after your account is established, your account may be redeemed at the fund's NAV on the redemption date.

                                                       Transaction Confirmations
We send immediate confirmations for most of your fund transactions, but some, such as systematic purchases and dividend reinvestments, are reported on your account statement. Please review confirmations and statements as soon as your receive them and promptly report any discrepancies to Shareholder Services.

    Employer-Sponsored Retirement Plans and Institutional Accounts T. Rowe Price
                                                    Trust Company 1-800-492-7670
Transaction procedures in the following sections may not apply to employer-sponsored retirement plans and institutional accounts. For procedures regarding employer-sponsored retirement plans, please call T. Rowe Price Trust Company or consult your plan administrator. For institutional account procedures, please call your designated account manager or service representative.

We do not accept third-party checks, except for IRA Rollover checks that are properly endorsed. In addition, T. Rowe Price does not accept purchases made by credit card check.

T. ROWE PRICE                                 34
 OPENING A NEW ACCOUNT
 ----------------------------------------------------------
$2,500 minimum initial investment; $1,000 for retirement plans or gifts or transfers to minors (UGMA/UTMA) accounts ($25,000 minimum initial investment for Summit Funds only)

                                                            Account Registration
If you own other T. Rowe Price funds, be sure to register any new account just like your existing accounts so you can exchange among them easily. (The name and account type would have to be identical.)

                                                                         By Mail


Please make your check payable to T. Rowe Price Funds (otherwise it will be returned) and send your check, together with the New Account Form, to the appropriate address below:

via U.S. Postal Service
T. Rowe Price Account Services P.O. Box 17300 Baltimore, MD 21297-1300

via private carriers/overnight services
T. Rowe Price Account Services Mailcode 17300 4515 Painters Mill Road Owings Mills, MD 21117-4903

                                                                         By Wire
Call Investor Services for an account number and give the following wire information to your bank:

Receiving Bank:  PNC Bank, N.A. (Pittsburgh) Receiving Bank ABA#:  043000096
Beneficiary: T. Rowe Price [fund name] Beneficiary Account: 1004397951 Originator to Beneficiary Information (OBI): name of owner(s) and account number


Complete a New Account Form and mail it to one of the appropriate addresses listed previously.

Note: Investment will be made, but no services will be established and IRS penalty withholding may occur until we receive a signed New Account Form. Also, retirement plan accounts and IRAs cannot be opened by wire.

                                             35
                                                                     By Exchange
Call Shareholder Services or use Tele*Access or your personal computer (see Automated Services under Information About Your Services). The new account will have the same registration as the account from which you are exchanging. Services for the new account may be carried over by telephone request if they are preauthorized on the existing account. For limitations on exchanging, see the explanation of Excessive Trading under Transaction Procedures and Special Requirements.

                                                                       In Person
Drop off your New Account Form at any location listed on the back cover and obtain a receipt.



 PURCHASING ADDITIONAL SHARES
 ----------------------------------------------------------


$100 minimum additional purchase ($1,000 for Summit Funds). For retirement plans, Automatic Asset Builder, and gifts or transfers to minors (UGMA/UTMA) accounts $50, except $100 for Summit Funds.

                                                                 By ACH Transfer
Use Tele*Access or your personal computer or call Shareholder Services if you have established electronic transfers using the ACH system.

                                                                         By Wire
Call Shareholder Services or use the wire address listed in Opening a New
Account.

                                                                         By Mail
 1. Make your check payable to T. Rowe Price Funds (otherwise it may be returned).

 2. Mail the check to us at the following address with either a fund reinvestment slip or a note indicating the fund you want to buy and your fund account number.

 3. Remember to provide your account number and the fund name on the memo line of your check.

via U.S. Postal Service
T. Rowe Price Account Services P.O. Box 17300 Baltimore, MD 21297-1300

/(For //mail via private carriers and overnight services//, see previous / /section.)/

T. ROWE PRICE                                 36
                                                      By Automatic Asset Builder
Fill out the Automatic Asset Builder section on the New Account or Shareholder Services Form.



 EXCHANGING AND REDEEMING SHARES
 ----------------------------------------------------------
                                                                Exchange Service
You can move money from one account to an existing identically registered account or open a new identically registered account. Remember, exchanges are purchases and sales for tax purposes. (Exchanges into a state tax-free fund are limited to investors living in states where the fund is registered.)

                                                                     Redemptions
Redemption proceeds can be mailed to your account address, sent by ACH transfer to your bank, or wired to your bank (provided your bank information is already on file). For charges, see Electronic Transfers-By Wire under Information About Your Services. Please note that large redemption requests initiated through automated services may be routed to a service representative.

If you request to redeem a specific dollar amount, and the market value of your account is less than the amount of your request, we will redeem all shares from your account.

Some of the T. Rowe Price funds may impose a redemption fee of 0.5% to 2% on shares held for less than six months, one year, or two years, as specified in the prospectus. The fee is paid to the fund.


For redemptions by check or electronic transfer, please see Information About Your Services.

                                                                        By Phone
Call Shareholder Services
If you find our phones busy during unusually volatile markets, please consider placing your order by your personal computer or Tele*Access (if you have previously authorized these services), mailgram, or express mail. For exchange policies, please see Transaction Procedures and Special Requirements - Excessive Trading.

                                             37
                                                                         By Mail
For each account involved, provide the account name, number, fund name, and exchange or redemption amount. For exchanges, be sure to specify any fund you are exchanging out of and the fund or funds you are exchanging into. T. Rowe Price requires the signatures of all owners exactly as registered, and possibly a signature guarantee (see Transaction Procedures and Special Requirements - Signature Guarantees). Please use the appropriate address below:

For nonretirement and IRA accounts:
via U.S. Postal Service
T. Rowe Price Account Services P.O. Box 17302 Baltimore, MD 21297-1302

via private carriers/overnight services
T. Rowe Price Account Services Mailcode 17302 4515 Painters Mill Road Owings Mills, MD 21117-4903

For employer-sponsored retirement accounts:
via U.S. Postal Service
T. Rowe Price Trust Company P.O. Box 17479 Baltimore, MD 21297-1479

via private carriers/overnight services
T. Rowe Price Trust Company Mailcode 17479 4515 Painters Mill Road Owings Mills, MD 21117-4903

Requests for redemptions from employer-sponsored retirement accounts must be in writing; please call T. Rowe Price Trust Company or your plan administrator for instructions. IRA distributions may be requested in writing or by telephone; please call Shareholder Services to obtain an IRA Distribution Form or an IRA Shareholder Services Form to authorize the telephone redemption service.

T. ROWE PRICE                                 38
 RIGHTS RESERVED BY THE FUNDS
 ----------------------------------------------------------


T. Rowe Price funds and their agents reserve the following rights: (1) to waive or lower investment minimums; (2) to accept initial purchases by telephone or mailgram; (3) to refuse any purchase or exchange order; (4) to cancel or rescind any purchase or exchange order (including, but not limited to, orders deemed to result in excessive trading, market timing, fraud, or 5% ownership) upon notice to the shareholder within five business days of the trade or if the written confirmation has not been received by the shareholder, whichever is sooner; (5) to freeze any account and suspend account services when notice has been received of a dispute between the registered or beneficial account owners or there is reason to believe a fraudulent transaction may occur; (6) to otherwise modify the conditions of purchase and any services at any time; and (7) to act on instructions reasonably believed to be genuine. These actions will be taken when, in the sole discretion of management, they are deemed to be in the best interest of the fund.

In an effort to protect T. Rowe Price funds from the possible adverse effects of a substantial redemption in a large account, as a matter of general policy, no shareholder or group of shareholders controlled by the same person or group of persons will knowingly be permitted to purchase in excess of 5% of the outstanding shares of a fund, except upon approval of the fund's management.



 INFORMATION ABOUT YOUR SERVICES
 ----------------------------------------------------------
            Shareholder Services 1-800-225-5132 Investor Services 1-800-638-5660 Many services are available to you as a shareholder; some you receive automatically, and others you must authorize or request on the New Account Form. By signing up for services on the New Account Form rather than later on, you avoid having to complete a separate form and obtain a signature guarantee. This section discusses some of the services currently offered.

                                             39
Our Services Guide, which we mail to all new shareholders, contains detailed descriptions of these and other services.

Note: Corporate and other institutional accounts require an original or certified resolution to establish services and to redeem by mail. Certain other fiduciary accounts (such as trusts or power of attorney arrangements) require documentation, which may include an original or certified copy of the trust or power of attorney to establish services and to redeem by mail. For more information, call Investor Services.

                                                                Retirement Plans
We offer a wide range of plans for individuals, institutions, and large and small businesses: Traditional IRAs, Roth IRAs, SIMPLE IRAs, SEP-IRAs, Keoghs (profit sharing, money purchase pension), 401(k)s, and 403(b)(7)s. For information on IRAs or our no-load variable annuity, call Investor Services. For information on all other retirement plans, please call our Trust Company at 1-800-492-7670.


                                                  Investing for College Expenses
We can help you save for future college expenses on a tax-advantaged basis.

Education IRAs
Invest up to $500 per year; account earnings are tax-deferred until withdrawn for college.

529 Plans
The T. Rowe Price College Savings Plan (for any U.S. resident) and the University of Alaska College Savings Plan (for Alaska residents) allow you to contribute up to an aggregate account balance of $250,000 per student beneficiary. Earnings are tax-deferred until withdrawn. For more information on tax-related features and the plans' investment approaches, risks, and expenses, call toll-free 1-866-521-1894.

                  Automated Services Tele*Access 1-800-638-2587 24 hours, 7 days Tele*Access


24-hour service via a toll-free number enables you to (1) access information on fund performance, prices, distributions, account balances, and your latest transaction; (2) request checks, prospectuses, services forms, duplicate statements, and tax forms; and (3) buy, sell, and exchange shares in your accounts (see Electronic Transfers in this section).

T. ROWE PRICE                                 40
                                                  Web Address www.troweprice.com


Online Account Access
You can sign up online to conduct account transactions through our Web site on the Internet. If you subscribe to America Online/(R)/, you can access our Web site via keyword "T. Rowe Price" and conduct transactions in your account.

                                                Plan Account Line 1-800-401-3279
This 24-hour service is similar to Tele*Access but is designed specifically to meet the needs of retirement plan investors.



                                                  By Telephone and In Person
Buy, sell, or exchange shares by calling one of our service representatives or by visiting one of our investor center locations whose addresses are listed on the back cover.

                                                            Electronic Transfers
By ACH


With no charges to pay, you can move as little as $100 or as much as $100,000 between your bank account and fund account using the ACH system. Enter instructions via Tele*Access or your personal computer, or call Shareholder Services.

By Wire


Electronic transfers can be conducted via bank wire. There is a $5 fee for wire redemptions under $5,000, and your bank may charge for incoming or outgoing wire transfers regardless of size.

                                                                    Checkwriting


(Not available for equity funds or the High Yield, Emerging Markets Bond, or U.S. Bond Index Funds) You may write an unlimited number of free checks on any money market fund and most bond funds, with a minimum of $500 per check. Keep in mind, however, that a check results in a redemption; a check written on a bond fund will create a taxable event which you and we must report to the IRS.

                                                             Automatic Investing


Automatic Asset Builder
You can instruct us to move $50 ($100 for Summit Funds) or more from your bank account, or you can instruct your employer to send all or a portion of your paycheck to the fund or funds you designate.

Automatic Exchange
You can set up systematic investments from one fund account into another, such as from a money fund into a stock fund.

                                             41
 T. ROWE PRICE BROKERAGE
 ----------------------------------------------------------
              To Open an Account 1-800-638-5660 For Existing Brokerage Customers
                                                                  1-800-225-7720
Investments available through our brokerage service include stocks, options, bonds, and others at commission savings over full-service brokers/*/. We also provide a wide range of services, including:

Automated Telephone and Computer Services
You can enter stock and option orders, access quotes, and review account information around the clock by phone with Tele-Trader or via the Internet with Account Access-Brokerage. Any trades entered through Tele-Trader save you an additional 10% on commissions. For stock trades entered through Account Access-Brokerage, you will pay a commission of $19.95 for up to 1,000 shares plus $.02 for each share over 1,000. Option trades entered through Account Access-Brokerage save you 10% over our standard commission schedule. All trades are subject to a $35 minimum commission except stock trades placed through Account Access-Brokerage.

Investor Information


A variety of informative reports, such as our Brokerage Insights series and S&P Market Month newsletter, as well as access to online research tools can help you better evaluate economic trends and investment opportunities.

Dividend Reinvestment Service


If you elect to participate in this service, the cash dividends from the eligible securities held in your account will automatically be reinvested in additional shares of the same securities free of charge. Most securities listed on national securities exchanges or Nasdaq are eligible for this service.

/*Services //v//ary //b//y //f//irm./

/T. Rowe Price// Brokerage is a division of //T. Rowe Price// Investment / /Services, Inc., Member NASD/SIPC./

T. ROWE PRICE                                 42
 INVESTMENT INFORMATION
 ----------------------------------------------------------


To help you monitor your investments and make decisions that accurately reflect your financial goals, T. Rowe Price offers a wide variety of information in addition to account statements. Most of this information is also available on our Web site at www.troweprice.com.

A note on mailing procedures: If two or more members of a household own the same fund, we economize on fund expenses by sending only one fund report and prospectus. If you need additional copies or do not want your mailings to be "householded," please call Shareholder Services at 1-800-225-5132 or write to us at P.O. Box 17630, Baltimore, Maryland 21297-1630.

Shareholder Reports


Fund managers' annual and semiannual reviews of their strategies and performance.

The T. Rowe Price Report
A quarterly investment newsletter discussing markets and financial strategies and including the Performance Update, a review of all T. Rowe Price fund results.

Insights
Educational reports on investment strategies and financial markets.

Investment Guides


Asset Mix Worksheet, College Planning Kit, Diversifying Overseas: A T. Rowe Price Guide to International Investing, Managing Your Retirement Distribution, Personal Strategy Planner, Retirement Readiness Guide, Retirement Planning Kit, and Tax Considerations for Investors.
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                                             43

 T. Rowe Price Privacy Policy
 In the course of doing business with T. Rowe Price, you share personal and financial information with us. We treat this information as confidential and recognize the importance of protecting access to it.

 You may provide information when communicating or transacting with us in writing, electronically, or by phone. For instance, information may come from applications, requests for forms or literature, and your transactions and account positions with us. On occasion, such information may come from consumer reporting agencies and those providing services to us.

 We do not sell information about current or former customers to any third parties, and we do not disclose it to third parties unless necessary to process a transaction, service an account, or as otherwise permitted by law. We may share information within the T. Rowe Price family of companies in the course of providing or offering products and services to best meet your investing needs. We may also share that information with companies that perform administrative or marketing services for T. Rowe Price, with a research firm we have hired, or with a business partner, such as a bank or insurance company with whom we are developing or offering investment products. When we enter into such a relationship, our contracts restrict the companies' use of our customer information, prohibiting them from sharing or using it for any purposes other than those for which they were hired.

 We maintain physical, electronic, and procedural safeguards to protect your personal information. Within T. Rowe Price, access to such information is limited to those who need it to perform their jobs, such as servicing your accounts, resolving problems, or informing you of new products or services. Finally, our Code of Ethics, which applies to all employees, restricts the use of customer information and requires that it be held in strict confidence.

 This Privacy Policy applies to the following T. Rowe Price family of companies:
 T. Rowe Price Associates, Inc.; T. Rowe Price Advisory Services, Inc.; T. Rowe Price Investment Services, Inc.; T. Rowe Price Savings Bank; T. Rowe Price Trust Company; and the T. Rowe Price Funds.
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To help you achieve your financial goals, T. Rowe Price offers a wide range of stock, bond, and money market investments, as well as convenient services and informative reports.
A fund Statement of Additional Information has been filed with the Securities and Exchange Commission and is incorporated by reference into this prospectus. Further information about fund investments, including a review of market conditions and the manager's recent strategies and their impact on performance, is available in the annual and semiannual shareholder reports. To obtain free copies of any of these documents, or for shareholder inquiries, call 1-800-638-5660.

Fund information and Statements of Additional Information are also available from the Public Reference Room of the Securities and Exchange Commission. Infor-mation on the operation of the Public Reference Room may be obtained by calling the SEC at 1-202-942-8090. Fund reports and other fund information are available on the EDGAR Database on the SEC's Internet site at http://www.sec.gov. Copies of this information may be obtained, after paying a duplicating fee, by electronic request at publicinfo@sec.gov, or by writing the Public Reference Room, Washington D.C. 20549-0102.
Investor Centers
For directions, call 1-800-225-5132 or visit our Web site

Baltimore Area
Downtown
 105 East Lombard Street

Owings Mills
 Three Financial Center 4515 Painters Mill Road

Boston Area
 386 Washington Street Wellesley

Chicago Area
 1900 Spring Road Suite 104 Oak Brook

Colorado Springs
 2260 Briargate Parkway

Los Angeles Area
 Warner Center 21800 Oxnard Street Suite 270 Woodland Hills

New Jersey/New York Area
 51 JFK Parkway, 1st Floor Short Hills, New Jersey

San Francisco Area
 1990 N. California Blvd. Suite 100 Walnut Creek

Tampa
 4200 West Cypress Street 10th Floor

Washington, D.C.
 900 17th Street, N.W. Farragut Square
 For Mutual Fund or T. Rowe Price Brokerage Information
 Investor Services
 1-800-638-5660 TDD
 1-800-367-0763

For Existing Accounts
 Shareholder Services
 1-800-225-5132

For Performance, Prices, Account Information, or to Conduct Transactions
 Tele*Access/(R)/
 24 hours, 7 days 1-800-638-2587

Internet Address
 www.troweprice.com

Plan Account Line
 For retirement plan investors: The appropriate 800 number appears on your retirement account statement.
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202
                                                                 C119-040 7/1/01
1940 Act File No. 811-08207


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